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                [LETTERHEAD OF DUSSELDORFER TREUHAND-GESELLSCHAFT
                              ALTENBURG & TEWES AG]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (Reg. No. 33-85296) of Geotek Communications, Inc. (formerly Geotek Industries, Inc.) of our report dated September 6, 1994, on our audit of the financial statements of DBF Bundelfunk GmbH & Co. Betriebs-KG as of December 31, 1993, and for the year ended December 31, 1993, which report appears in the Company's Current Report on Form 8-K dated August 2, 1994, as amended.



Dusseldorf, May 19, 1995


DUSSELDORFER TREUHAND-GESELLSCHAFT
ALTENBURG & TEWES AG
WIRTSCHAFTSPRUFUNGSGESELLSCHAFT
STEUERBERATUNGSGESELLSCHAFT


    Spielberg                   Gobels
Wirtschaftsprufer      Wirtschaftsprufer